Exhibit 5.1

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FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
June 22, 2010	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	Houston	Shanghai
	London	Silicon Valley
Oxford Resource Partners, LP	Los Angeles	Singapore
41 South High Street, Suite 3450	Madrid	Tokyo
Columbus, Ohio 43215	Milan	Washington, D.C.
Re:    Initial Public Offering of Common Units of Oxford Resource Partners, LP
Ladies and Gentlemen:
     We have acted as counsel to Oxford Resource Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 10,062,500 common units representing limited partner interests in the Partnership (the “Common Units”).
     We are rendering this opinion as of the time the Registration Statement, as defined below, becomes effective in accordance with Section 8(a) of the Securities Act.
     As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), Partnership records and documents, certificates of Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.
     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:
1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.

2.	The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership’s Registration Statement on Form S-1 (File No. 333-165662), as amended as of the effective date thereof, to which this opinion is an exhibit and relating to the Common Units (the “Registration Statement”), will be duly authorized, validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the Delaware Act, as interpreted by federal courts and the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the reference to us under the heading “Validity of the Common Units” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ Latham & Watkins LLP

Latham & Watkins LLP